Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2021 Earnings Results

FAIRPORT, NY, July 28, 2021 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2021 second quarter results for the period ended June 30, 2021.
Summary Highlights
•Assets under management ("AUM") at June 30, 2021 were $22.3 billion, compared to $21.1 billion at March 31, 2021
•Revenue for the second quarter was $36.1 million, an increase of 19% from the second quarter of 2020 and an increase of 6% from the first quarter of 2021
•Second quarter income before taxes was $8.0 million; the net income attributable to Manning & Napier, Inc. for the second quarter was $5.9 million, or $0.29 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the second quarter was $7.4 million, or $0.31 per adjusted share
•Ownership in Manning & Napier Group increased to 97.7% during the second quarter as a result of the annual exchange process between the Company and the holders of its non-controlling interests

“We continued to generate excellent performance and strong absolute returns in the second quarter of 2021,” commented Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier. “Our Research teams ensured that clients fully benefited from the rally in equity and credit markets through strong asset allocation, sector positioning, and security selection. Amid elevated markets, we are committed to our time-tested research processes and risk management disciplines. These returns have been achieved with below average risk over both the near-term and the longer-term. Our distribution teams are building momentum, and we are optimistic about the sustainability of our improved rate of flows as we head into the second half of the year.”
Second Quarter 2021 Financial Review
Manning & Napier reported second quarter 2021 revenue of $36.1 million, an increase of 19% from revenue of $30.3 million reported in the second quarter of 2020, and an increase of approximately $1.9 million, or 6%, from revenue of $34.2 million reported in the first quarter of 2021. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $21.8 billion, a 21% increase from the second quarter of 2020 and a 7% increase from the first quarter of 2021, when average AUM was $18.1 billion and $20.4 billion, respectively. Revenue as a percentage of average AUM was 0.66% for the second quarter of 2021, compared to 0.67% for the second quarter of 2020 and 0.68% for the first quarter of 2021.
Total operating expenses for the second quarter of 2021 were $28.3 million, an increase of $1.0 million, or 4%, compared with the second quarter of 2020, and an increase of $0.4 million, or 1%, compared with the first quarter of 2021 due to the factors described below.
Compensation and related costs were $18.3 million for the second quarter of 2021, an increase of $1.0 million, or 6%, compared with the second quarter of 2020 and a decrease of $0.5 million, or 3%, compared with the first quarter of 2021. The change in the current quarter compared to the second quarter of 2020 was driven by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021, whereby a fraction of incentive compensation for our most highly compensated employees will be invested in our investment products and vested over a multi-year period. The change in the current quarter compared to the first quarter of 2021 is attributed to the seasonality of payroll benefits driven by the timing of incentive payments, a decrease in one-time severance costs and share-based compensation due to the timing of equity award grants. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 50% for the second quarter of 2021, compared with 57% in the second quarter of 2020 and 54% for the first quarter of 2021.
Distribution, servicing and custody expenses for the second quarter of 2021 increased by less than $0.1 million, or 3% compared with the second quarter of 2020, and increased by $0.1 million, or 6%, compared with the first quarter of 2021. The increase from the first quarter of 2021 is generally in line with increases in average AUM.
Other operating costs for the second quarter of 2021 were flat when compared with the second quarter of 2020, and increased by $0.8 million, or 11%, when compared with the first quarter of 2021. The increase compared to the first quarter of 2021 is driven by professional fees needed to support the digital transformation and the annual exchange process. Other operating costs as a percentage of revenue for the second quarter of 2021 were 21%, compared to 25% for the second quarter of 2020 and 20% for the first quarter of 2021.
Operating income was $7.8 million for the second quarter of 2021, an increase of approximately $4.7 million from operating income of $3.1 million for the second quarter of 2020, and an increase of $1.6 million from operating income of $6.2 million for the first quarter of 2021. Operating margin for the second quarter of 2021 increased to 22%, compared to 10% for the second quarter of 2020 and 18% for the first quarter of 2021.
Non-operating income was $0.3 million for the quarter, compared to $2.7 million and $0.5 million in the second quarter of 2020 and first quarter of 2021, respectively. The second quarter of 2021 includes approximately $0.4 million of net gains on investments held by the Company, compared to $1.4 million in the second quarter of 2020 and $0.3 million in the first quarter of 2021. Interest and dividend income for the second quarter of 2021 was $0.1 million, compared to $0.4 million and $0.1 million in the second quarter of 2020 and the first quarter of 2021, respectively. Also included in non-operating income for the quarter was expense of $0.2 million, compared to income of $0.9 million in the second quarter of 2020, related to changes in the Company's expected tax benefits and the corresponding changes in the payment of such benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group").
Income before provision for income taxes was $8.0 million for the quarter, compared to $5.7 million in the second quarter of 2020 and $6.7 million in the first quarter of 2021. The Company recognized a provision for income taxes of $1.3 million in the second quarter of 2021, compared to $1.5 million and $0.7 million in the second quarter of 2020 and first quarter of 2021, respectively. The second and first quarter of 2021 reflects the discrete benefits received from the vesting of equity awards and exercise of stock options during the respective quarters.
Net income attributable to the controlling and the non-controlling interests for the second quarter of 2021 was $6.7 million, compared to $4.3 million in the second quarter of 2020 and $6.0 million in the first quarter of 2021. Net income attributable to Manning & Napier, Inc. for the second quarter of 2021 was $5.9 million, or $0.35 per basic and $0.29 per diluted share, compared to $1.5 million, or $0.09 per basic and $0.06 per diluted share, in the second quarter of 2020 and $5.2 million, or $0.31 per basic and $0.26 per diluted share, in the first quarter of 2021 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported second quarter 2021 economic income of $8.8 million, compared to $6.7 million in the second quarter of 2020 and $7.6 million in the first quarter of 2021. The Company reported economic net income of $7.4 million, or $0.31 per adjusted share, in the second quarter of 2021 compared to $4.0 million, or $0.08 per adjusted share, in the second quarter of 2020 and $6.7 million, or $0.29 per adjusted share, in the first quarter of 2021. The Company's adjusted income taxes during the second quarter of 2021 were $1.5 million, compared to $2.7 million for the second quarter of 2020 and $0.9 million for the first quarter of 2021.
Six months ended June 30, 2021 Financial Review
Manning & Napier reported 2021 year-to-date revenue of $70.2 million, an increase of 14% from revenue of $61.5 million reported in the same period in 2020. This increase was driven by changes in average AUM, which increased by 14% from the prior year to $21.2 billion in 2021. Revenue as a percentage of average AUM was 0.67% and 0.66% for the six months ended June 30, 2021 and 2020, respectively.
Total operating expenses for 2021 year-to-date were $56.2 million, relatively flat when compared to the same period in 2020.

Compensation and related costs for the six months ended June 30, 2021 increased by $0.6 million, or 2%, when compared to the same period in 2020. This change was driven by increased incentive compensation accruals based on increases in both sales and year to date performance in 2021, partially offset by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 52% for 2021 year-to-date compared to 58% for the same period in 2020.
Distribution, servicing and custody expenses for 2021 decreased by $0.4 million, or 7%, from the same period in 2020. The expense decreased despite an increase in average mutual fund and collective trust AUM, which increased by 12% from 2020 primarily as a result of business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for 2021 year-to-date decreased by $0.4 million, or 3%, when compared to the same period in 2020. Other operating costs as a percentage of revenue were 20% for 2021 year-to-date, compared with 24% for the same period in 2020.
Operating income was $14.0 million for 2021 year-to-date, an increase of $9.0 million, or 180%, from $5.0 million in 2020. Operating margin for 2021 year-to-date was 20% compared to 8% in the same period of 2020.
Non-operating income for 2021 year-to-date was $0.7 million, an increase of approximately $2.4 million from non-operating loss of $1.6 million for the same period in 2020. The 2021 year-to-date period includes $0.7 million net gains on investments held by the Company, compared to a net loss of $0.4 million in the same period of 2020. Interest and dividend income for 2021 year-to-date was $0.2 million, compared to $0.7 million in the same period of 2020. Also included in non-operating income for 2021 year-to-date was an expense of $0.2 million, compared to an expense of $1.9 million recognized for the same period of 2020, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $14.7 million for 2021 year-to-date, compared to $3.4 million in the same period of 2020, a 338% increase. The Company recognized a provision for income taxes of $2.0 million for 2021 year-to-date compared to a benefit of $1.8 million in the same period of 2020. The change is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on March 27, 2020 which included, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit related to the favorable rate applied to its net operating losses. This decrease is partially offset by a higher portion of Manning & Napier Group's earnings subject to taxation at the C-Corporation level. Manning & Napier Inc.'s ownership of Manning & Napier Group increased as a result of the redemption and subsequent retirement of 60,012,419 Class A units of Manning & Napier Group on May 11, 2020, and further increased during the second quarter of 2021 as a result of the annual exchange process between the Company and the holders of its non-controlling interests.
Net income attributable to the controlling and the non-controlling interests was $12.7 million and $5.1 million for the six months ended June 30, 2021 and 2020, respectively. Net income attributable to Manning & Napier, Inc. for 2021 year-to-date was $11.2 million, or $0.65 per basic and $0.55 per diluted share, compared to $2.4 million, or $0.15 per basic and $0.06 diluted share in the same period of 2020.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $16.4 million for the six months ended June 30, 2021 compared to $5.0 million in 2020. Economic net income for 2021 year-to-date was $14.1 million, or $0.60 per adjusted share, compared to $5.5 million, or $0.09 per adjusted share in the same period of 2020. The Company's adjusted income taxes during the six months ended June 30, 2021 were $2.3 million, compared to a benefit of $0.5 million in the same period of 2020. The adjusted income taxes in the six months ended June 30, 2021 includes the income tax benefit attributed to the enactment of the CARES Act, as discussed above.
Assets Under Management
As of June 30, 2021, AUM was $22.3 billion, an increase of 5% from $21.1 billion as of March 31, 2021 and an increase of 19% from $18.6 billion as of June 30, 2020. The composition of the Company's AUM across portfolios as of both June 30, 2021 and March 31, 2021 was 67% in blended assets, 28% in equity, and 5% in fixed income, compared with 71% in blended assets, 24% in equity, and 5% in fixed income at June 30, 2020. By channel, the composition of the Company's AUM at June 30, 2021 was approximately 43% in wealth management and 57% in institutional and intermediary.

Since March 31, 2021, AUM increased by $1.1 billion. This increase in AUM was attributable to approximately $1.2 billion in market appreciation, partially offset by net client outflows of less than $0.1 billion. The net client outflows of less than $0.1 billion consisted of wealth management net outflows of $78.6 million, partially offset by institutional and intermediary net inflows of $16.9 million. The annualized separate account retention rate for the three months ended June 30, 2021 was 98%, compared to 97% for the rolling 12 months ended June 30, 2021.
When compared to June 30, 2020, AUM increased by over $3.6 billion from $18.6 billion, including increases of approximately $1.3 billion, or 15%, in wealth management AUM and approximately $2.3 billion, or 23%, in institutional and intermediary AUM. The $3.6 billion increase in AUM from June 30, 2020 to June 30, 2021 was attributable to market appreciation of $5.0 billion, partially offset by net client outflows of approximately $1.4 billion. The net client outflows of $1.4 billion consisted of approximately $0.4 billion of net outflows in our wealth management sales channel and $1.0 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $79.4 million as of June 30, 2021, compared to $69.1 million as of March 31, 2021. The increase in cash and cash equivalents and investments of approximately $10.3 million during the quarter was driven by cash provided by operations, primarily attributed to net income during the quarter and the timing of accrued annual incentive compensation payments. This increase in cash and cash equivalents, and investments was partially offset by cash used in financing activities, including $2.3 million of cash used to purchase Manning & Napier Inc. Class A common shares under the Company's share repurchase program described below in the Business Updates section of this release and approximately $2.3 million of cash used to satisfy tax withholding requirements for equity awards.
Business Updates
On March 15, 2021, pursuant to the terms of an exchange agreement between the Company and the holders of its non-controlling interests, 1,592,969 Class A units of Manning & Napier Group were tendered for cash or shares of the Company's Class A common stock. The independent directors, on behalf of the Company, decided that the exchange was to be settled using 1,592,969 shares of unregistered Class A Common Stock of the Company. The Company completed the exchange on June 30, 2021 and as a result, Manning & Napier acquired an equivalent number of Class A units of Manning & Napier Group, and its ownership of Manning & Napier Group increased from approximately 89.0% to 97.7%.
On February 3, 2021, the Board of Directors approved a share repurchase program authorizing the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares. The Company currently intends to fund the program through cash on hand and future cash flow. During the first and second quarters of 2021, the Company purchased a total of 412,405 and 301,260 Class A common shares, using approximately $3.0 million and $2.3 million in cash, respectively. As of June 30, 2021, approximately $4.7 million remains available for repurchases under the share repurchase program through December 31, 2021.
Subsequent to quarter end, on July 22, 2021, our Board of Directors declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on or about August 16, 2021 to shareholders of record as of the close of business on August 2, 2021.
Conference Call
Manning & Napier will host a conference call to discuss its 2021 second quarter financial results on Wednesday, July 28, 2021, at 5:00 p.m. ET. To access the teleconference, please dial 877-876-9173 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# MNQ221. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 4, 2021. The teleconference replay can be accessed by dialing 800-839-5103 (domestic and international). A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 16.4%, 40.7% and 11.5% for the three-month periods ended June 30, 2021, June 30, 2020 and March 31, 2021, respectively, and an expense of 14.2% and a benefit of 10.1% for the six-months ended June 30, 2021 and 2020, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 272 employees as of June 30, 2021.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues
Management Fees
Wealth management	$16,111	$15,348	$13,571	$31,459	$27,591
Institutional and intermediary	15,141	14,328	12,311	29,469	24,722
Distribution and shareholder servicing	2,236	2,153	2,303	4,389	4,693
Custodial services	1,721	1,645	1,463	3,366	3,062
Other revenue	868	677	698	1,545	1,387
Total revenue	36,077	34,151	30,346	70,228	61,455
Expenses
Compensation and related costs	18,347	18,874	17,379	37,221	36,642
Distribution, servicing and custody expenses	2,497	2,358	2,425	4,855	5,238
Other operating costs	7,463	6,710	7,489	14,173	14,586
Total operating expenses	28,307	27,942	27,293	56,249	56,466
Operating income	7,770	6,209	3,053	13,979	4,989
Non-operating income (loss)
Non-operating income (loss), net	256	458	2,690	714	(1,637)
Income before provision for income taxes	8,026	6,667	5,743	14,693	3,352
Provision for (benefit from) income taxes	1,285	703	1,460	1,988	(1,766)
Net income attributable to the controlling and the noncontrolling interests	6,741	5,964	4,283	12,705	5,118
Less: net income attributable to the noncontrolling interests	816	724	2,737	1,540	2,714
Net income attributable to Manning & Napier, Inc.	$5,925	$5,240	$1,546	$11,165	$2,404

Net income per share available to Class A common stock
Basic	$0.35	$0.31	$0.09	$0.65	$0.15
Diluted	$0.29	$0.26	$0.06	$0.55	$0.06
Weighted average shares of Class A common stock outstanding
Basic	16,956,265	17,026,500	16,132,667	16,991,188	15,972,809
Diluted	20,314,285	20,273,343	46,296,214	20,290,914	61,851,067

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net income attributable to Manning & Napier, Inc.	$5,925	$5,240	$1,546	$11,165	$2,404
Add back: Net income attributable to the noncontrolling interests	816	724	2,737	1,540	2,714
Add back: Provision for (benefit from) income taxes	1,285	703	1,460	1,988	(1,766)
Income before provision for income taxes	8,026	6,667	5,743	14,693	3,352
Add back: Strategic restructuring and transaction costs, net (1)	814	902	958	1,716	1,677
Economic income (Non-GAAP)	8,840	7,569	6,701	16,409	5,029
Adjusted income taxes (Non-GAAP)	1,453	869	2,730	2,322	(508)
Economic net income (Non-GAAP)	$7,387	$6,700	$3,971	$14,087	$5,537

Weighted average shares of Class A common stock outstanding - Basic	16,956,265	17,026,500	16,132,667	16,991,188	15,972,809
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	2,004,276	2,021,781	28,400,866	2,012,980	45,217,533
Weighted average unvested restricted stock units and stock awards	4,001,287	3,764,744	3,609,201	3,883,669	3,177,514
Weighted average vested stock options	509,772	586,366	166,666	547,856	166,666
Weighted average adjusted shares (Non-GAAP)	23,471,600	23,399,391	48,309,400	23,435,693	64,534,522

Economic net income per adjusted share (Non-GAAP)	$0.31	$0.29	$0.08	$0.60	$0.09

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$156	$484	$154	$640	$840
Other operating costs	658	418	804	1,076	837
Total strategic restructuring and transaction costs, net	$814	$902	$958	$1,716	$1,677

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Gross client inflows (1)	216.6	570.7	787.3	543.7	183.2	60.4	787.3
Gross client outflows (1)	(295.2)	(553.8)	(849.0)	(572.5)	(242.7)	(33.8)	(849.0)
Market appreciation/(depreciation) & other (2)	474.6	708.8	1,183.4	758.9	410.8	13.7	1,183.4
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Average AUM for period	$9,467.4	$12,373.0	$21,840.4	$14,562.2	$6,240.3	$1,037.9	$21,840.4

As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	224.8	401.6	626.4	379.8	187.6	59.0	626.4
Gross client outflows (1)	(305.3)	(453.5)	(758.8)	(501.2)	(200.1)	(57.5)	(758.8)
Market appreciation/(depreciation) & other (2) (3)	391.6	761.2	1,152.8	701.1	449.8	1.9	1,152.8
As of March 31, 2021	$9,217.5	$11,922.3	$21,139.8	$14,138.5	$5,982.6	$1,018.7	$21,139.8
Average AUM for period	$8,993.0	$11,454.3	$20,447.3	$13,699.0	$5,719.2	$1,029.1	$20,447.3

As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Gross client inflows (1)	193.3	359.5	552.8	426.5	99.4	26.9	552.8
Gross client outflows (1)	(360.7)	(850.9)	(1,211.6)	(851.8)	(292.5)	(67.3)	(1,211.6)
Market appreciation/(depreciation) & other (2)	768.9	1,469.7	2,238.6	1,403.8	810.1	24.7	2,238.6
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Average AUM for period	$8,164.0	$9,930.2	$18,094.2	$12,729.7	$4,353.7	$1,010.8	$18,094.2

For the six months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	441.4	972.3	1,413.7	923.5	370.8	119.4	1,413.7
Gross client outflows (1)	(600.5)	(1,007.3)	(1,607.8)	(1,073.7)	(442.8)	(91.3)	(1,607.8)
Market appreciation/(depreciation) & other (2) (3)	866.2	1,470.0	2,336.2	1,460.0	860.6	15.6	2,336.2
As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Average AUM for period	$9,232.0	$11,929.7	$21,161.7	$14,159.4	$5,967.4	$1,034.9	$21,161.7

As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	395.4	826.2	1,221.6	794.7	336.6	90.3	1,221.6
Gross client outflows (1)	(736.0)	(1,604.8)	(2,340.8)	(1,668.2)	(524.2)	(148.4)	(2,340.8)
Market appreciation/(depreciation) & other (2)	(41.4)	320.8	279.4	475.5	(239.5)	43.4	279.4
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Average AUM for period	$8,486.1	$10,130.7	$18,616.8	$12,974.6	$4,619.6	$1,022.6	$18,616.8
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in March 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other in both the three months ended March 31, 2021 and six months ended June 30, 2021.

4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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